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                                                                                                                    Exhibit 12.1
                                 Statement of Computation of Ratio of Earnings to Fixed Charges


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Suburban Propane Partners, L.P.
Computation of the Ratio of Earnings to Fixed Charges
(Dollars in thousands)


                          Fiscal Year   Fiscal Year    Fiscal Year    Fiscal Year   Fiscal Year     Three Months     Three Months
                             Ended         Ended          Ended          Ended         Ended       Ended December    Ended Decem-
                           9/25/1999     9/30/2000      9/29/2001      9/28/2002     9/27/2003        28, 2002       ber 27, 2003
------------------------- ------------- -------------- -------------- ------------- -------------- ----------------- -------------

Income Before Provision
  for Income Taxes          $  22,507    $  38,766       $  53,885      $  54,227       $46,388         $23,384        $20,174
                           ----------    ----------    ------------   ------------   -------------  -------------    -------------
Fixed Charges:
   Interest Expense
   (including amort-
   ization of debt
   issue costs)                33,288       42,703          40,010         35,925        33,963           8,982          9,748
   Rental Expense               5,791        6,368           7,785          8,002         8,112           2,013          1,943
                           ----------    ----------    ------------   ------------   -------------  -------------    -------------
      Total Fixed
        Charges                39,079       49,071          47,795         43,927        42,075          10,995         11,691
                           ----------    ----------    ------------   ------------   -------------  -------------    -------------
Income Before
  Provision for
  Income Taxes
  plus Fixed                $  61,586    $  87,837       $ 101,680      $  98,154     $   88,463      $  34,379      $   31,865
                           ----------    ----------    ------------   ------------   -------------  -------------    -------------
Charges
Ratio of Earnings to
  Fixed Charges (a)              1.58x        1.79x           2.13x          2.23x         2.10x           3.13x          2.73x
                           ==========    ==========    ============   ============   =============  =============    =============

     (a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses on operating leases that management considers to be a reasonable approximation of interest.


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